Exhibit 4.33

Consent Letter

The undersigned, Shu Ting, a People’s Republic of China (“China” or the “PRC”) citizen with PRC Identification Card No.: ***, is the lawful spouse of Jiajia, HUANG, a PRC citizen with PRC Identification Card No.: ***. I hereby unconditionally and irrevocably agree on the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by my spouse and the disposal of the equity interests of Beijing Dasheng Helloworld Technology Co., Ltd.1 (the “Domestic Company”) held by my spouse and registered in his name according to the Transaction Documents:

1)                                     The Equity Interest Pledge Agreement entered into by and between Beijing Helloworld Online Technology Co., Ltd.2 (“WFOE”) and the Domestic Company on September 18th, 2018;

2)                                     The Exclusive Option Agreement entered into by and between WFOE and the Domestic Company on September 18th, 2018; and

3)                                     The Power of Attorney issued to WFOE on September 18th, 2018.

I hereby confirm and agree that the equity interest in the Domestic Company currently and hereafter held by my spouse is his individual property, not the joint property of my spouse and I, which my spouse is entitled to dispose of on his own. I hereby unconditionally and irrevocably waive any right or interest on such equity interest and its corresponding assets that may be granted to me by any applicable laws, and undertake not to raise any claim on such equity interest and its corresponding assets, including claiming that such equity interest and its corresponding assets constitute the joint property of my spouse and me, and claiming to participate in the daily operation management of the Domestic Company or in any way impose influence on the determination of my spouse regarding such equity interest based on the claim aforementioned. I further confirm that, my spouse is entitled to enjoy his rights and perform his obligations under the Transaction Documents on his own, and my separate authority or consent is not required for my spouse’s performance of the Transaction Documents, further amendment to or termination of the Transaction Documents or execution of other documents to replace the Transaction Documents.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended from time to time).

1  For identification purpose only.

2  For identification purpose only.

I hereby agree and covenant that, I will not act in any manner in conflict with the arrangement contemplated under the Transaction Documents or this Spousal Consent Letter at any time. If I acquire any equity interest of the Domestic Company for any reason, I shall be bound by the Transaction Documents (as amended from time to time), and comply with the obligations of shareholders of the Domestic Company under the Transaction Documents (as amended from time to time). For such purpose, at the request of WFOE, I will execute a series of written documents with the form and substance substantially the same as the Transaction Documents (as amended from time to time).

I hereby further confirm, covenant and undertake, in any case, including without limitation, the occurrence of the divorce between my spouse and me, my spouse is entitled to handle the equity interest of the Domestic Company held by him and its corresponding assets, and I will not take any actions that may affect or prejudice my spouse’s performance of his duties under the Transaction Documents.

The covenants, confirmation, agreement, authorization under this Consent Letter shall not be revoked, impaired, nullified or adversely affected, due to increase or decrease in the equity interests of the Domestic Company, merger or other similar events, or my incapability or death, or my divorce with my spouse and the like.

For matters not specified herein, including without limitation the governing law, dispute resolution, definition and interpretation, shall be governed by the same provisions of the Transaction Documents.

This Consent Letter is written in Chinese and English. In the case of any conflicts between Chinese version and English version, the Chinese version shall prevail.

This Consent Letter is signed on September 18th, 2018.

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Signature page to Consent Letter

By:	/s/ Shu Ting

Name: Shu Ting